UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 16, 2014

AllDigital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141676	20-5354797
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

220 Technology Drive, Suite 100, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 250-7340

Registrant’s Telephone Number, Including Area Code:

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 17, 2014, AllDigital Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (“APA”) with Brevity Ventures Inc. (the “Seller”), pursuant to which the Company agreed to purchase substantially all of the assets of the Seller for a purchase price of $400,000 in cash (the “Brevity Transaction”). The U.S. Bankruptcy Court approved the Brevity Transaction on September 25, 2014 and the Brevity Transaction was consummated on October 17, 2014. The assets purchased by the Company under the APA consist primarily of intellectual property assets. Under the terms of the APA, the Company assumed certain liabilities of the Seller under certain contracts of the Seller being assigned to or assumed by the Company in connection with the Brevity Transaction.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the APA, a copy of which is attached hereto as Exhibits 2.1, and incorporated herein by reference. Certain schedules to the Agreement are omitted and the Company will furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

Securities Purchase Agreement and Security Agreement

On October 16, 2014, the Company entered into a Securities Purchase Agreement with 2 accredited investors (“Investors”) pursuant to which the Company issued and sold an aggregate of $550,000 in principal of its 5% Senior Secured Convertible Notes (the “Notes”) to the Investors for an aggregate purchase price of $550,000. The Notes are convertible into an aggregate of up to 3,666,667 shares of the Company’s common stock. In connection with the sale of the Notes, the Company entered into a Security Agreement with the Investors and Stephen Smith, as collateral agent (“Security Agreement”).

The Notes have a maturity date of December 31, 2016. The Notes will bear interest at the rate of five percent (5%) per annum payable quarterly on the fifth (5th) day after the last business day of each calendar quarter beginning with the quarter ended December 31, 2014. After the Maturity Date, and until the outstanding principal and accrued interest on the Note has been paid, the Note will bear interest at a rate of 1.0% per month. The outstanding principal under the Notes is convertible at any time prior to repayment, in whole or in part, into shares of the Company’s common stock at a conversion price of $0.15 per share, subject to adjustment for stock splits, stock dividends and recapitalizations. All accrued interest on the Notes shall be paid in cash upon any conversion of the Notes. The Notes are secured under the terms of the Security Agreement by a first priority lien on all of the Company’s tangible and intangible assets.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth above under the heading “Asset Purchase Agreement” in Item 1.01 of this report is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above under the heading “Securities Purchase Agreement and Security Agreement” in Item 1.01 of this report is hereby incorporated by reference.

As described in Item 1.01 of this report, the Company issued and sold an aggregate of $550,000 in principal of its 5% Senior Secured Convertible Notes (the “Notes”). The Notes are convertible into an aggregate of up to 3,666,667 shares of the Company’s common stock. The aggregate gross proceeds of $550,000, less expenses, shall be allocated to general corporate purposes.

The issuances of the Company’s securities described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends. Each Investor was given adequate access to sufficient information about the Company to make an informed investment decision.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2014, the Company’s President, Interim Chief Executive Officer and member of the Company’s Board of Directors, Michael Linos, was appointed as the Company’s Chief Executive Officer. Information required by Items 401(b), (d), (e) and 404(a) of Regulation S-K concerning Mr. Linos has been previously provided and can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on August 13, 2014, which information is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated October 17, 2014 among AllDigital Holdings, Inc. and Brevity Ventures Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2014	ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Michael Linos
	Name:	Michael Linos
	Title:	President and Chief Executive Officer